Exhibit 5







                                February 23, 1995



Tyco International Ltd.
One Tyco Park
Exeter, New Hampshire 03833


Dear Sirs:

I am General Counsel of Tyco International Ltd., a Massachusetts corporation (the "Company"). I refer to the registration statement on Form S-3 (File No. 33-57509; the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission"), relating to the offering of a maximum of 8,700,000 shares (the "Shares") of the Company's common stock par value $.50 per share (the "Common Stock") in connection with underwritten public offerings inside the United States and Canada and outside the United States and Canada (the "Offerings") pursuant to the Registration Statement. The Shares include shares (the "Warrant Shares") of Common Stock issuable upon exercise of Warrants to be purchased by the Underwriters (the "Underwriters") from the holders of such Warrants and shares (the "Reallocated Shares") of Common Stock deliverable upon exercise of Reallocation Rights to be purchased by the Underwriters from the holders of such Reallocation Rights. Capitalized terms used without definition have the meanings assigned to them in the Registration Statement.

I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby, and I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company.

Based on the foregoing, I am of the opinion that the Shares, when sold as described in the Registration Statement, including, in the case of the Warrant Shares, the prior issuance thereof upon exercise of the respective Warrants in accordance with their terms, and, in the case of the Reallocated Shares, the prior delivery thereof upon exercise of the respective Reallocation Rights in accordance with their terms, will be legally issued, fully paid and non-assessable.

I am an attorney admitted to practice in the Commonwealth of Massachusetts and the State of New York. I express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the Commonwealth of Massachusetts and the State of New York.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Validity of Shares" in the Prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is




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required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

I am delivering this opinion to the Company, and no person other than the Company may rely on it.

Very truly yours,


/s/ M. Brian Moroze
- -------------------
General Counsel